Exhibit 10.1

SIENTRA, INC.

EMPLOYMENT AGREEMENT

Ronald Menezes

This Executive Employment Agreement (the “Agreement”), made between Sientra, Inc., a Delaware company headquartered in Santa Barbara, CA(the “Company”) and Ronald Menezes (“Executive”) (collectively, the “Parties”), shall be effective as of the 10th day of November, 2020 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive, pursuant to the terms, provisions and conditions set forth in this Agreement; and

WHEREAS, Executive desires to accept and continue his employment on the terms, provisions and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. Duties and Responsibilities.

1.1. Position. Executive shall serve as the Company’s President and Chief Executive Officer. This is a full-time position and, during the term of Executive’s employment with the Company, Executive will devote Executive’s diligent efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Executive shall serve as a member of the Company’s Board of Directors (the “Board”), and during the Employment Period (as defined below), the Board shall nominate Executive to stand for reelection, subject to election by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and Bylaws. During the Employment Period, Executive shall not be paid a fee for serving as a member of the Board. The Company shall reimburse Executive for reasonable expenses incurred by Executive in connection with his service as a member of the Board in accordance with the Company’s expense reimbursement policies.

1.2. Duties and Location. Executive shall perform such duties as are required by the Board, to whom Executive will report. Executive’s primary office location shall be the Company’s Santa Barbara office. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, and to require reasonable business travel. Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise that would conflict or interfere with the rendition of such services, either directly or indirectly, provided that nothing in this Agreement shall preclude Executive from (i) managing personal investments, (ii) serving on civic or charitable boards or committees, or (iii) with the prior approval from the Board, serving on the board of one other for-profit company that does not compete with the Company, so long as all such activities described in clauses (i) and (iii) herein do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement. Executive has provided the Board with a written list of all boards of directors (whether for-profit or non-profit) of which he is a member.

1.3. Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. Executive’s employment constitutes “at-will” employment and the employment relationship may be terminated by the Company or Executive at any time, with or without notice subject to the provisions of this Agreement.

2. Compensation.

2.1. Salary. As of the Effective Date, Executive’s current base salary shall be payable at the annualized rate of $500,000.00 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. The Base Salary may be increased in the sole and absolute discretion of the Board but may not be decreased during the Employment Period (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees). In the event of any increase as permitted by this Section 2, the Base Salary for all purposes under this Agreement shall be the increased amount in effect from time to time.

2.2. Bonus. For 2020 only, Executive shall earn a guaranteed bonus equal to $150,000, less standard payroll deductions and withholdings, provided that Executive remains an active employee through December 31, 2020. Thereafter, for each full calendar year during the Employment Period, Executive shall be eligible for an annual discretionary performance bonus of up to 100% of the Base Salary then in effect (the “Target Bonus”), with the actual bonus amount (the “Performance Bonus”) determined by the Compensation Committee of the Board (the “Committee”) and communicated in writing to Executive, which Performance Bonus shall be based upon the achievement of specific performance goals as established by the Committee in good faith consultation with the Executive. Except as otherwise set forth above, whether Executive receives a Performance Bonus for any given year, and the amount of any such Performance Bonus, will be determined by the Committee in its sole discretion based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Committee in good faith consultation with the Executive. Executive must remain an active employee through the end of any given calendar year in order to earn a Performance Bonus for that year and any such bonus will be paid prior to February 15 of the year following the year in which Executive’s right to such amount became vested. Executive will not be eligible for, and will not earn, any Performance Bonus (including a prorated bonus) if Executive’s employment terminates for any reason before the end of the calendar year, except as expressly contemplated in Section 6 below.

2.3. Relocation Reimbursement. Executive shall be entitled to be reimbursed, upon the presentation of appropriate receipts and supporting documentation, up to a maximum of $100,000 for the Executive’s relocation from his principle residence to Santa Barbara County within (12) twelve months of the Effective Date.

2.4. Equity Award. Subject to the approval of the Board, Executive shall be granted the following equity awards:

(A) an incentive stock option to purchase 500,000 shares of the Company’s common stock at a per share exercise price equal to the fair market value (as determined based on the terms of the equity plan pursuant to which it is granted) of the Company’s common stock on the grant date and with a ten (10) year term which shall vest as follows (i) 125,000 shall vest and be exercisable on the first anniversary of the grant date; (ii) 375,000 shall vest and be exercisable in thirty-six (36) equal consecutive monthly installments commencing on the thirteenth (13th) anniversary of the grant date;

(B) a restricted stock unit award of 500,000 shares of the Company’s common stock which shall vest as follows (i) 125,000 shall vest on the first anniversary of the grant date; (ii) 125,000 shall vest on the second anniversary of the grant date; (iii) 125,000 shall vest on the third anniversary of the grant date; and (iv) 125,000 shall vest on the fourth anniversary of the grant date; and

(C) a performance stock unit award of 500,000 shares of the Company’s common stock, which shall vest in accordance with the performance criteria and vesting schedule established by the Board and communicated to Executive.

The stock option, restricted stock units, and performance stock units shall be governed by the Company’s standard form of stock option agreement, the restricted stock unit agreement, and the performance stock unit agreement, respectively, and in the event of any conflict between this Agreement and the terms of any equity award, the terms set forth in the equity award agreement shall govern.

3. Company Benefits. Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its senior executive employees, provided that such benefits shall be made available on the Effective Date without regard to any waiting period, to the extent permitted by the terms of the benefit plans and applicable law. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time. Executive and the Company shall enter into the Company’s standard Indemnification Agreement, which Indemnification Agreement shall be effective as of the Effective Date.

4. Paid Time Off. Executive shall be entitled to accrue and use paid time off in accordance with the terms of the Company’s policies and practices; provided, however, that in no event will Executive’s paid time off accrual rate be lower than thirteen and thirty-three (13.33) hours per month.

5. Expenses. The Company will reimburse Executive for reasonable and normal airfare, car rental, travel, local transportation, entertainment, or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Termination of Employment; Severance.

6.1. At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. The period during which Executive’s employment continues in effect shall be referenced as the “Employment Period.”

6.2. Termination for Cause; Resignation; Death or Disability.

(a) The Company may terminate Executive’s employment with the Company at any time for Cause (as defined below). Further, Executive may resign at any time, with or without Good Reason (as defined below). Executive’s employment with the Company may also be terminated due to Executive’s death or disability (“disability” shall mean the failure of Executive to perform the essential functions of Executive’s position for a period of one hundred and twenty (120) consecutive calendar days, or for an aggregate of one hundred and eighty (180) calendar days in any twelve (12) month period due to Executive’s physical or mental disability or illness, or Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan).

(b) If Executive resigns for any reason, except as provided in Section 6.4 below, or the Company terminates Executive’s employment for Cause, or upon Executive’s death or disability, then (i) Executive will no longer vest in any equity awards; (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned); and (iii) Executive will not be entitled to any severance benefits. In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6.3. Termination without Cause. In the event Executive’s employment with the Company is terminated by the Company without Cause prior to the closing of a Change in Control (as defined below) or more than twelve (12) months following the closing of a Change of Control, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement and the Confidentiality Agreement (as defined below), the Company shall provide Executive with the following severance benefits (collectively, the “Severance Benefits”):

(a) The Company shall pay Executive an lump sum amount within thirty (30) days following the expiration of the Release Period (as defined below) equal to (i) twenty-four (24) months of Executive’s then-current Base Salary paid in equal installments on the Company’s normal payroll schedule over the twenty-four (24) month period immediately following the Separation Date; and (ii) a lump sum payment equal to the pro-rata portion, if any, of the Performance Bonus earned by Executive in connection with the completion of the fiscal year prior to the Separation Date.

(b) Provided that Executive timely elects continued coverage under COBRA, the Company shall pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Executive’s Separation from Service and ending on the earliest to occur of: (i) twenty four (24) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Executive a taxable monthly payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Executive elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Executive obtains other employment or (y) the last day of the 24th calendar month following Executive’s Separation from Service date.

6.4. Change in Control.

(a) If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case on or within twelve (12) months following the closing of a Change in Control (as defined below), and such termination represents a Separation from Service, then Executive shall be entitled to the Severance Benefits as set forth in Section 6.3.

(b) In addition, and notwithstanding anything contained herein to the contrary, all of Executive’s then-unvested Company equity awards that exist on the closing of a Change in Control shall accelerate in full and will be deemed vested and exercisable as of the closing of such Change in Control.

7. Conditions to Receipt of Severance Benefits. The receipt of the Severance Benefits provided in Section 6.3 and Section 6.4 above, as applicable, will be subject to Executive signing and not revoking within the permitted timeframe a separation agreement and release of claims with the release of claims in substantially the form set forth on Exhibit A hereto (the “Separation and Release Agreement”) within the time period set forth therein, which shall not exceed sixty (60) days from the date of Executive’s Separation from Service (the “Release Period”). No Severance Benefits will be paid or provided until the Separation and Release Agreement becomes effective. If the Release Period described in the preceding sentence spans two calendar years, then payment of Severance Benefits will in any event commence in the second calendar year to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

8. Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company; (ii) the date of Executive’s death; or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such time period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9. Parachute Payments. If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to Executive, which of the following two alternative forms of payment would result in Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”); or (2) payment of only a part of the Transaction Payment so that Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment; and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to Executive as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

10. Definitions.

10.1. Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) Executive’s willful and continued failure substantially to perform his duties and responsibilities to the Company hereunder in accordance with the lawful instructions of the Board, or a willful, material violation of a material policy of the Company that has caused or is reasonably expected to result in material injury to the Company, in either case which, if curable, Executive fails to cure within thirty (30) business days following written notice from the Board; (b) Executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) Executive’s willful breach of any of his obligations under any written agreement or covenant with the Company, which, if curable, Executive fails to cure within thirty (30) business days following written notice from the Board; or (d) Executive’s material and willful violation of a federal or state law or regulation applicable to the business of the Company that has caused or is reasonably expected to result in material injury to the Company.

10.2. Change in Control. For purposes of this Agreement, “Change in Control” shall have the meaning provided in the Company’s 2014 Equity Incentive Plan.

10.3. Good Reason. For purposes of this Agreement, Executive shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s affirmative prior written consent to such adverse change (which specifically acknowledges Executive’s waiver of the Good Reason condition with respect to the individual action that would otherwise form the basis of a resignation for Good Reason): (a) a material reduction in Executive’s base salary, bonus opportunity or benefits; (b) a material reduction in Executive’s title, duties, responsibilities and/or authority; or (c) relocation of Executive’s principal place of employment to a place other than Santa Barbara, California. In order to resign for Good Reason, Executive must provide written notice to the Board within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, Executive must resign from all positions Executive then holds with the Company not later than sixty (60) days after the expiration of the cure period.

11. Proprietary Information Obligations. Regardless of the reason of Executive’s termination of employment with the Company, Executive will continue to comply with the Employee Confidentiality, Inventions and Non-Interference Agreement dated as of the Effective Date (the “Confidentiality Agreement”).

12. No Adverse Interests. Executive agrees not to intentionally or knowingly acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

13. Non-Solicitation. Executive agree that during the period of employment with the Company and for twelve (12) months after the date Executive’s employment is terminated for any reason, Executive will not, either directly or through others, solicit or encourage or attempt to solicit or encourage any employee, independent contractor, or consultant of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

14. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Executive’s employment, or the termination of Executive’s employment, including but not limited to statutory claims, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses). By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The Company will pay the arbitrator’s fees and any other fees, costs or expenses unique to arbitration, including the filing fee, the fees and costs of the arbitrator, and rental of a room to hold the arbitration hearing. However, if Executive is the party initiating the claim, Executive shall be responsible for contributing an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the State of California. The Arbitrator shall award reasonable legal fees and/or costs to the prevailing party in any dispute subject to arbitration under this Agreement, to the extent permitted by applicable law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

15. General Provisions.

15.1. Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

15.2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

15.3. Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

15.4. Complete Agreement. This Agreement, together with the Confidentiality Agreement and the Indemnification Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter. It supersedes all previous agreements and understandings between the parties with respect to the subject matter hereof and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

15.5. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

15.6. Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

15.7. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

15.8. Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

15.9. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement on 9th day of November 2020.

SIENTRA, INC.

By:	/s/ Caroline Van Hove
Caroline Van Hove, Executive Chairman
On behalf of the Board of Directors

EXECUTIVE

/s/ Ronald Menezes
Ronald Menezes

EXHIBIT A

__________, 20___

Ronald Menezes

Address: last address on file with the Company

RE: Separation Agreement

Dear Ronald,

This letter sets forth the terms and conditions of our agreement (the “Agreement”) regarding the separation of your employment with Sientra, Inc. (the “Company”). This Agreement will become effective on the “Effective Date” as defined in Section 11 herein. You and the Company hereby agree as follows:

1. SEPARATION. You have submitted and the Company has accepted your resignation from the Company, including any and all positions and offices held by you, effective __________, 20___ (the “Separation Date”).

2. SEPARATION BENEFITS. In exchange for your covenants and releases herein, and provided that this Agreement becomes effective as specified in Section 11 below, the Company will provide you with the following separation benefits (collectively, the “Separation Benefits”), which are equivalent in amount to those described in Section 6.3 of the Employment Agreement between you and the Company effective __________, 20___ (the “Employment Agreement”):

(a) [reserved]

(b) [reserved]

(c) Tax Withholding. All compensation described in this Section 2 will be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes.

(d) Final Expense Report. You will have thirty (30) days from the Separation Date to submit a final expense report for business expenses incurred through the Separation Date. Reimbursement for such expenses will be made to you within five (5) days after receipt of the expense report.

3. OTHER COMPENSATION AND BENEFITS. Except as expressly provided herein or pursuant to the terms of any plan providing for retirement benefits, including, without limitation, any 401(k) plan, sponsored by the Company for your benefit, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.1

[1]

Relevant section number to be included based on type and timing of termination. Actual benefits to be paid/provided will reflect the wording in the relevant section of the employment agreement (e.g. with respect to any cash payments, COBRA, and equity vesting). Timing of payment of benefits may be adjusted based on Sections 8 and 9 of the employment agreement.

[                    ]

[DATE]

4. TERMINATION OF THE COMPANY’S OBLIGATIONS. Notwithstanding any provisions in this Agreement to the contrary and except as consented to above, the Company’s obligations hereunder shall cease and be rendered a nullity immediately should you fail to comply with any of the provisions of this Agreement.

5. COMPANY PROPERTY. You represent and confirm that no later than __________, 20___ you will return to the Company all Company documents (and all copies thereof) and other property of the Company in your possession or control, including, but not limited to, laptop (with all data and files stored thereon intact), computer security access, files, business plans, notes, financial information, financial information, data, computer-recorded information, tangible property, including entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company; provided that you shall be permitted to retain copies of documents relating to the terms and conditions of your employment with the Company (for example, copies of Stock Option Agreements).

6. CONFIDENTIAL INFORMATION AND PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge signing the Company’s Confidentiality, Inventions and Non-Interference Agreement (the “CINA”) containing a confidentiality agreement in connection with your employment with the Company. You represent that you have complied with and will continue to comply with the terms of the CINA and Section 13 of the Employment Agreement. Section 13 of the Employment Agreement, together with any other promises necessary or desirable to fully accomplish the purposes of such provision, is deemed incorporated herein by reference as if fully set forth herein, and shall remain in full force and effect and shall not be terminated as a result of the execution and delivery of this Agreement or by the agreements and undertakings of the parties contained herein.

7. NON-DISPARAGEMENT; INQUIRIES. You shall not make any disparaging comments or statements about the Company, its services, its products, its work, the members of its Board of Directors (the “Board”), or executive management. The Company will follow its standard neutral reference policy in response to any inquiries regarding you from prospective employers, i.e., only dates of employment and position(s) held will be disclosed. Upon termination of your employment, the Company agrees to direct the members of the Board and executive officers of the Company not to make any disparaging comments about you, your professional capabilities or your service to the Company. Nothing in this Agreement shall preclude you or the Company (or its employees, officers, directors, or agents) from responding accurately and fully to any question, inquiry or request for information when required by legal process.

[                    ]

[DATE]

8. COOPERATION AND ASSISTANCE. You agree that you will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit you from testifying truthfully under subpoena. You warrant that you have not previously provided assistance, information, encouragement, or advice, directly or indirectly, to any person or entity in connection with any claim by or against the Company. You agree to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors and to respect and preserve all privileges held by or available to the Company. The Company agrees to compensate you for your time spent consulting with and traveling to any litigation-related proceeding at a reasonable the rate to be agreed between you and the Company plus reimbursement of reasonable travel costs.

9. INJUNCTIVE RELIEF. The parties agree that any remedy at law will be inadequate for any breach by you or the Company of the covenants under Sections 6, 7, and 8 of this Agreement, and that each party shall be entitled to an injunction both preliminary and final, and any other appropriate equitable relief to enforce her or its rights set forth in these Sections. Such remedies shall be cumulative and non-exclusive, being in addition to any and all other remedies either party may have.

10. RELEASE OF CLAIMS.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, including but not limited to the Separation Benefits, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, the Employment Agreement, or the termination of your employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including

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claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; (iii) any rights under the Company’s equity plans and award agreements granted thereunder; and (iv) any claims for breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) Acknowledgements. You acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have been given sufficient time to consider this Agreement and to consult an attorney or advisor of your choosing; and (iv) you are knowingly and voluntarily executing this Agreement waiving and releasing any claims you may have as of the date you execute it.

(e) ADEA WAIVER. You knowingly and voluntarily waive and release any rights you may have under the ADEA (defined above). You also acknowledge that the consideration given for your releases in this Agreement is in addition to anything of value to which you were already entitled. You are advised by this writing that: (a) your waiver and release do not apply to any claims that may arise after you sign this Agreement; (b) you should consult with an attorney prior to executing this release (and you have done so); (c) you have twenty-one (21) days within which to consider this release (although you may choose to voluntarily execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this

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Agreement, provided that you have not earlier revoked this Agreement (the “Effective Date”). Nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

11. SECTION 1542 WAIVER. In giving the applicable releases set forth herein, which include claims which may be unknown at present, each party acknowledges that you or it have or has read and understand(s) Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Each party expressly waives and relinquishes all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

12. NO ADMISSIONS. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

13. ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in writing signed by you and the Chairman of the Board of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

14. SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

15. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. The dispute resolution provisions of Section 14 of the Employment Agreement shall apply to this Agreement. Subject to

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the foregoing, the parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for Los Angeles, California. THE PARTIES TO THIS AGREEMENT AND RELEASE HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO DISPUTES ARISING UNDER THIS AGREEMENT AND CONSENT TO A BENCH TRIAL WITH THE APPROPRIATE JUDGE ACTING AS THE FINDER OF FACT.

16. SEVERABILITY. If a court or arbitrator of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, the remaining terms and provisions hereof shall be unimpaired. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

17. INDEMNIFICATION. You will indemnify and save harmless the Company from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein. The Company will indemnify and save harmless you from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein. The Company and you acknowledge and agree that the terms of the Company’s standard form of indemnification agreement for members of the Board and executive officers of the Company have applied to you in your role as an executive officer of the Company, and the Company hereby affirms its continuing agreements and obligations as set forth in such indemnification agreement with you.

18. AUTHORIZATION. You and the Company warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that each of them are fully entitled and duly authorized to give their complete and final general release and discharge.

19. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

20. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21. PHOTOCOPIES. A photocopy of this executed Agreement shall be as valid, binding, and effective as the original Agreement.

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22. SECTION 409A. It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be construed to the greatest extent possible as consistent with those exemptions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed to the greatest extent possible in a manner that complies with Section 409A. For purposes of Section 409A, your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your separation from service; (ii) the date of your death; or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. If the release revocation period spans two calendar years, payments will commence in the second of those two calendar years to the extent required to comply with Section 409A.

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SIGNATURE PAGE FOLLOWS]

Please confirm your assent to the foregoing terms and conditions of our Agreement by signing and returning a copy of this letter to me.

Sincerely,

SIENTRA, INC.

BY:
Chairman of the Board of Directors

Having read and reviewed the foregoing, I hereby agree to and accept the terms and conditions of this Agreement as stated above.

Ronald Menezes	Date

[Signature Page to the Separation Agreement]